Exhibit 18




May 8, 1998


Comsat Corporation
6560 Rock Spring Drive
Bethesda, MD  20817


Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 1998, of the facts relating to the corporation's changes in its accounting policies for the cost of satellites lost at launch or in orbit and for satellite performance incentive payments. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the corporation, that the accounting changes described in note 3 of Form 10-Q are alternative accounting principles that are preferable under the circumstances.

We have not audited any consolidated financial statements of Comsat Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1997. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the corporation, or on the financial position, results of operations, or cash flows of Comsat Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1997.

Yours truly,



/S/  DELOITTE & TOUCHE LLP
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     DELOITTE & TOUCHE LLP
     Washington, D.C.